EXHIBIT 5.1

                           [FOWLER, WHITE LETTERHEAD]

                                 March 25, 1999

Gulf West Banks, Inc.
425 22nd Avenue North
St. Petersburg, FL  33704

         Re:  Registration Statement on Form S-3

Gentlemen:

         This opinion is given to you in connection with the filing by Gulf West Banks, Inc., a Florida corporation (the "Corporation"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of the Registration Statement on Form S-3 (the "Registration Statement") with respect to 2,058,111 shares of the common stock, $1.00 par value per share, of the Corporation (the "Shares") to be sold by certain shareholders of the Corporation. As counsel for the Corporation, we have relied on a certificate of a corporate officer of the Corporation and have examined other relevant corporate documents incident to the giving of this opinion.

         Based on the foregoing, we are of the opinion that the Corporation has taken all necessary and required corporate action in connection with the issuance of the Shares. Accordingly, the Shares are legally issued, fully paid and non-assessable.

         We hereby consent to be named in the Registration Statement and the prospectus part thereof as attorneys who will pass upon legal matters in connection with the Shares and to the filing of this opinion as an exhibit to the Registration Statement.

                                Very truly yours,

                                /s/  FOWLER, WHITE, GILLEN, BOGGS,
                                     VILLAREAL AND BANKER, P.A.

                                FOWLER, WHITE, GILLEN, BOGGS,
                                VILLAREAL AND BANKER, P.A.